Exhibit 99.B(d)(12)

SCHEDULE B TO
THE
SUB-ADVISORY AGREEMENT
BETWEEN
SEI INVESTMENTS MANAGEMENT CORPORATION
AND
DELAWARE INVESTMENT FUND ADVISERS,
A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

As of April 30, 2013, as amended April 15, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund

The fee for the Emerging Markets Equity mandate (within the SIT Emerging Markets Equity Fund) will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates (i.e., emerging markets) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services. For the avoidance of doubt, the term “similar mandates” does not include developed markets or international, non- emerging markets mandates.

The Emerging Markets Equity mandate’s fee will be its pro rata portion of the total fee calculated as set forth below:

[REDACTED]

As of the effective date of this amendment the Emerging Markets Equity funds are as follows:

•                  SIT Emerging Markets Equity Fund;

•                  Emerging Markets Equity Fund (SEI Canada);

•                  SEI Global Master Fund plc the SEI Emerging Markets Equity Fund

Agreed and Accepted:

SEI Investments Management Corporation	Delaware Investment Fund Advisers, Series of Delaware Management Business Trust

By:	By:

/s/ William T. Lawrence	/s/ Susan L. Natalini

Name:	Name:

William T. Lawrence	Susan L. Natalini

Title:	Title:

Vice President	Senior Vice President